EXHIBIT 99

Financial statements and report of independent registered public accounting firm

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trustees
Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

We have audited the accompanying statements of net assets available for benefits of the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan (the Plan) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Grant Thornton LLP

Cincinnati, Ohio
May 31, 2006

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2005 and 2004

ASSETS	2005	2004

Participant directed investments:
Equities	$6,309,728	$7,198,668
Mutual and closed-end funds	2,837,191	2,709,484
Pooled separate accounts	4,613,651	4,065,696
Participant loans	215,265	106,534
Total investments	13,975,835	14,080,382

Receivables:
Participant contributions	419	4,511
Employer contributions	146	-
Total receivables	565	4,511

Net assets available for benefits	$13,976,400	$14,084,893

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the years ended December 31, 2005 and 2004

	2005	2004

Additions to net assets attributed to:
Participant contributions	$977,915	$898,269
Employer contributions	258,652	532,774
Rollovers	191,203	29,313
Transfer other investors	217,856	-
Interest and dividends	118,875	88,679
Net appreciation (depreciation) on investment securities	(572,145)	2,218,599
Total additions	1,192,356	3,767,634
Deductions from net assets attributed to:
Benefits paid to participants	1,243,519	3,067,397
Administrative fees	57,330	61,157
Total deductions	1,300,849	3,128,554

Net increase (decrease)	(108,493)	639,080

Net assets available for benefits:
Beginning of year	14,084,893	13,445,813

End of year	$13,976,400	$14,084,893

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - DESCRIPTION OF PLAN

The following description of the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan (“Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

1. General

The Plan is a defined contribution plan covering all employees of Oak Hill Financial, Inc. and subsidiaries (the “Company”) who have three consecutive months of service and have attained age 21. It was established for the purpose of providing retirement and profit sharing benefits to all eligible employees of the Company. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company believes that all minimum funding requirements under ERISA have been met.

2. Contributions

Each year, participants may contribute up to 25 percent of pretax annual compensation up to $14,000 annually, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. In addition, effective January 1, 2005, participants who reach age 50 at any time during a calendar year and current participants age 50 and older are able to make up to $4,000 in extra deferral contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers three mutual funds, seven pooled separate accounts and stock of Oak Hill Financial, Inc. as investment options for participants. The 401(k) matching Company contribution is invested in the Company’s common stock. Additional profit sharing amounts may be contributed at the option of the Company’s management and are invested in a portfolio of investments as directed by the participants. Contributions are subject to certain limitations.

3. Participant Accounts

Each participant's account is credited with the participant’s contribution and allocations of (a) the Company's contribution, (b) Plan earnings and (c) nonvested forfeitures. Portions of administrative expenses are paid directly by the Company. If not paid by the Company, administrative expenses become the liability of the Plan. Allocations are based on each participant's account at the end of the year. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

4. Payment of Benefits

Upon termination of service due to death, disability or retirement, a participant may elect to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account. Any nonvested amounts are forfeited and allocated to the remaining participants.

5. Vesting

Participants are immediately vested in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after six years of credited service, with 20% annual incremental vesting beginning in year two.

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE A - DESCRIPTION OF PLAN (continued)

6. Forfeitures

In the event a participant terminates prior to 100% vesting, the portion of employer contributions which is not vested is forfeited at that time. The forfeited amounts are used to first reinstate previously forfeited account balances of re-employed participants, then allocated to the employer contribution account of all eligible participants.

Forfeited nonvested amounts totaled approximately $54,000 and $34,400 for the years ended December 31, 2005 and 2004, respectively. The amounts were allocated to the remaining participants.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

1. Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits as of the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

3. Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value based on quoted market prices. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Pooled separate accounts are valued based on the number of shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value.

Purchases and sales of securities are recorded on the settlement date. Dividends are recorded when received.

4. Payment of Benefits

Benefits are recorded when paid.

5. Reclassifications

Certain prior year amounts have been reclassified to conform to the 2005 financial statement presentation.

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE C - INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets at December 31:

Participant Directed Equities:	2005	2004
Oak Hill Financial, Inc.	$6,309,728	$7,198,668
American Funds AM Balance R3 Fund	1,394,493	1,542,460
American Funds New Persp R3 Fund	802,962	*
Prin PTR Lg-Cap Value Sep Account	762,611	715,654
Prin PTR Sm-Cap Value Sep Account	1,225,661	1,115,138
Prin Money Mkt Sep Account	*	735,092

* Investments did not represent 5 percent or more of the Plan’s net assets at December 31, 2005 or 2004.

During 2005, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $572,145. During 2004, the Plan’s investments appreciated in value by $2,218,599.

NOTE D - RELATED PARTY TRANSACTIONS

Participants may invest in stock of Oak Hill Financial, Inc., the Plan sponsor, and these transactions qualify as party-in-interest transactions. In addition, participants may invest in Principal pooled separate accounts which also qualify as party-in-interest transactions.

NOTE E - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their employer contributions.

NOTE F - PARTICIPANT LOANS

Participants may borrow up to 50% of their 401(k) contributions and/or rollover contributions or $50,000 (whichever is less). The minimum loan amount is $1,000 and the maximum loan amount is $50,000. Participants may have only two outstanding loans at anytime. The interest rate is the prime rate plus 1% and is determined when the participant applies for the loan. Principal and interest are paid back directly to the participants account through payroll deduction.

NOTE G - TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated April 4, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE H - RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. In addition, a significant portion of the assets held by the Plan are concentrated in common stock of the Plan Sponsor, Oak Hill Financial, Inc. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

SUPPLEMENTAL INFORMATION

Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan
Form 5500 E.I.N. 31-1010517 Plan No. 004

SCHEDULE H, Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2005

(a)	(b)	(c)	(e)

		Description of investment
		including maturity date, rate
	Identity of issue, borrower,	of interest, collateral, par	Current
	lessor or similar party	or maturity value	value

	Participant Directed
	Equities	Units
*	Oak Hill Financial, Inc.	270,422	$6,309,728

	Mutual Funds
	American Funds American Balanced R3 Fund	78,475	1,394,493
	American Funds Growth Fund R3 Fund	20,975	639,736
	American Funds New Perspective R3 Fund	28,333	802,962
			2,837,191

	Pooled Separate Accounts
*	Principal Money Market Separate Account	16,971	669,507
*	Principal Bond & Mortgage Separate Account	833	539,452
*	Principal Large-Cap Stock Index Separate Account	11,125	479,132
*	Principal Partner Large-Cap Value Separate Account	56,654	762,611
*	Principal Partner Mid-Cap Value Separate Account	31,400	499,602
*	Principal Partner Mid-Cap Growth Separate Account	35,988	437,686
*	Principal Partner Small-Cap Value Separate Account	67,859	1,225,661
			4,613,651
	Participant loans	Interest rate 5.75% - 8.25%	215,265

	Total Investments		$13,975,835

* Denotes a party-in-interest